CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-110396 on Form S-8 of our report dated June 24, 2019, relating to the financial statements and financial statement schedule of Robinson Companies Retirement Plan, appearing in this Annual Report on Form 11-K of Robinson Companies Retirement Plan for the year ended December 31, 2018.

Minneapolis, Minnesota
June 24, 2019